UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 8-K
                         Amendment No. 1

                          CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          June 15, 2005
         Date of Report (Date of earliest event reported)



                        VIEW SYSTEMS, INC.
          (Name of small business issuer in its charter)

            Nevada                 000-30178                59-2928366
     (State of incorporation) (Commission File Number)  (I.R.S. Employer
                                                         Identification No.)


1550 Caton Center Drive, Suite E, Baltimore, Maryland     21227
(Address of principal executive offices)                 (Zip code)

Registrant's telephone number: (410) 242-8439


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

            Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

On June 15, 2005, View Systems, Inc.'s Board of Directors authorized the issuance of 7,171,725 shares of Series A Preferred Stock. These shares of Series A Preferred Stock will be issued to Gunther Than, our Chief Executive Officer and Director, in consideration for conversion of notes payable of $48,000 and services rendered to the company valued at $23,717.

Item 3.03  Material Modification to Rights of Security Holders

Each share of Series A Preferred has a liquidation preference, in the event of liquidation of the corporation, of $0.01 per share before any payment or distribution is made to the holders of common stock. The Series A Preferred has no conversion rights into common stock. Each share of Series A Preferred is entitled to fifteen votes and shall be entitled to vote on any matters brought to a vote of the common stock shareholders.

         Section 5 - Corporate Governance and Management

Item 5.01  Changes in Control of the Company

The 7,171,725 shares of Series A Preferred represent 107,575,875 votes on any
matter brought to a shareholder vote.   As of June 29, 2005, we had 81,530,422
common shares outstanding and when the votes of the Series A Preferred is combined with the votes of the outstanding common stock, the 7,171,725 shares of the Series A Preferred represent 56.9% of the total voting power.


                            SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           VIEW SYSTEMS, INC.


                                           /s/ Gunther Than
Date: November 17, 2005              By: _____________________________________
                                           Gunther Than
                                           Chief Executive Officer,
                                           Treasurer and Director